Exhibit 23.2



CONSENT OF INDEPENDENT ACCOUNTANT


We consent to the inclusion in the post-effective amendment to the effective Registration Statement on Form SB-2, our report, which includes an explanatory paragraph which discusses the Company's ability to continue as a going concern, dated October 25, 2004, and on our audit of the financial statements of Power Save International, Inc. for the year ended December 31, 2003.

Semple & Cooper LLP

/s/ Semple & Cooper LLP

Phoenix, AZ
November 1, 2004